Exhibit 99.1

New Late-Breaking Data on Investigational Adagrasib Show Regression of Central Nervous System (CNS) Metastases in Patients with KRASG12C-mutated Non-Small Cell Lung Cancer (NSCLC) with Active, Untreated CNS Metastases

•	Presentation marks first clinical dataset with a KRASG12C-inhibitor in patients with active, untreated CNS metastases

SAN DIEGO, June 6, 2022/PRNewswire/ – Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today announced results of a prospective analysis from the Phase 1b cohort of the KRYSTAL-1 study evaluating intracranial (IC) responses of adagrasib in patients with KRASG12C-mutated non-small cell lung cancer (NSCLC) with active and untreated central nervous system (CNS) metastases. This is the first clinical data demonstrating CNS-specific activity of a KRASG12C inhibitor in patients with NSCLC with active and untreated CNS metastases. Findings show that approximately one third of the patients had an IC response in patients with CNS metastases, consistent with what was observed systemically in this cohort.

The data will be presented today as a late-breaking oral presentation in the session titled, “Clinical Science Symposium/Including the Excluded: Advancing Care for All Patients With Lung Cancer” at the 2022 American Society of Clinical Oncology (ASCO) Annual Meeting from 5:30 to 5:42 PM ET/4:30 to 4:42 PM CT (Abstract #LBA9009).

“We are proud to share the first clinical data demonstrating CNS-specific activity of a KRASG12C inhibitor in patients with NSCLC,” said Charles Baum, M.D., Ph.D., president, founder and head of research and development, Mirati Therapeutics, Inc. “Central nervous system metastases disproportionately affect patients with NSCLC and should be carefully considered as part of the treatment approach. Adagrasib showed CNS penetration and intracranial responses in patients with active and untreated CNS metastases, demonstrating potential as a treatment option for this underserved patient population.”

Results of Prospective Analysis

•	With a median follow up of 6.6 months (data cutoff date December 2021), 25 patients with active, untreated CNS metastases were enrolled in the study and treated with adagrasib 600 mg BID.

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Of the radiographically evaluable patients (n=19), results showed an IC objective response rate of 32% (6/19) by modified response assessment in neuro-oncology-brain metastases (modified RANO-BM) by blinded independent central review.

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In this analysis, three patients achieved a complete response and three patients achieved a partial response. The IC disease control rate was 84% (16/19, including 10 patients with stable disease). The median IC duration of response was not reached (95% confidence interval: 4.1 – not evaluable). Concordance of disease control between systemic and IC responses was 88% (14/16). For all patients enrolled, median overall survival was not reached.

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Cerebrospinal fluid (CSF) samples were obtained from two patients for whom regression of CNS metastases was observed; adagrasib CSF/free plasma concentration ratios (Kp,uu: 0.47) were consistent with other agents with known CNS penetration and activity.

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The safety profile of adagrasib in this study was consistent with the overall population with no new safety signals observed. Grade 1 and 2 treatment related adverse events (TRAEs) occurred in 60% of patients. Grade 3 TRAEs occurred in 36% of patients, and there were no Grade 4/5 TRAEs.

“Central nervous system metastases occur in 27% to 42% of patients with KRASG12C-mutated NSCLC at diagnosis. These patients have a median overall survival of approximately five months, posing a serious clinical challenge,” said Joshua K. Sabari, M.D., assistant professor of medicine, medical oncology at Perlmutter Cancer Center, NYU Langone Health. “With a median follow up of 6.6 months, these early and positive data show adagrasib demonstrated a meaningful overall intracranial response rate with early indications for overall survival. Adagrasib warrants further investigation on its potential to improve clinical outcomes for NSCLC patients harboring a KRASG12C-mutation who have active and untreated CNS metastases, including opportunities through Mirati’s Expanded Access Program.”

Mirati also presented results from the registration-enabling Phase 2 cohort of the KRYSTAL-1 study evaluating adagrasib in patients with pre-treated NSCLC harboring a KRASG12C mutation during the Lung Cancer–Non-Small Cell Metastatic session at ASCO on June 3, 2022.

Virtual Investor Event

Mirati Therapeutics will host an Investor Event on Monday, June 6, 2022, at 8:00 PM ET/ 7:00 PM CT.

Company executives will provide an overview of the adagrasib clinical data presented at the 2022 ASCO Annual Meeting and the Company’s broader lung cancer strategy, including in earlier lines of therapy.

Investors and the general public are invited to register and listen to a live webcast of the event through the “Investors and Media” section on Mirati.com. A replay of the event will be available shortly after the conclusion of the event.

Central Nervous System (CNS) Metastases in KRAS-Mutated Lung Cancer

The brain, along with the bone, adrenals, and liver are common sites of extra-thoracic metastases in NSCLC.1-3 CNS metastases occur in 27-42% of patients with KRASG12C-mutated NSCLC at diagnosis.1,4-6 Additionally, patients with CNS metastases and KRAS-mutated NSCLC may have poor outcomes, with median overall survival ranging of approximately five months. 7-9

About Adagrasib (MRTX849)

Adagrasib is an investigational, highly selective, and potent oral small-molecule inhibitor of KRASG12C that is optimized to sustain target inhibition, an attribute that could be important to treat KRASG12C-mutated cancers, as the KRASG12C protein regenerates every 24–48 hours. Adagrasib is being evaluated as monotherapy and in combination with other anti-cancer therapies in patients with advanced KRASG12C-mutated solid tumors, including NSCLC, colorectal cancer and pancreatic cancer. For more information visit Mirati.com/science.

Mirati has an Expanded Access Program (EAP) for investigational adagrasib for the treatment of eligible patients with KRASG12C-mutated cancers, regardless of tumor type, including patients with treated or untreated CNS metastases, in the U.S. Learn more about the EAP at Mirati.com/expanded-access-policy.

About Mirati Therapeutics, Inc.

Mirati Therapeutics, Inc. is a clinical-stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet medical need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Unified for patients, Mirati’s vision is to unlock the science behind the promise of a life beyond cancer. For more information about Mirati, visit us at Mirati.com or follow us on Twitter, LinkedIn and Facebook.

Forward Looking Statements

This press release contains forward-looking statements regarding the business of Mirati Therapeutics, Inc. (“Mirati”). Any statement describing Mirati’s goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati’s drug development pipeline, including without limitation adagrasib (selective KRASG12C inhibitor), sitravatinib (TAM receptor inhibitor), MRTX1719 (MTA cooperative PRMT5 inhibitor), MRTX1133 (selective KRASG12D inhibitor), and MRTX0902 (SOS1 inhibitor), is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercialization of new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.

Mirati’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements.

These and other risks concerning Mirati’s programs are described in additional detail in Mirati’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov). These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

References

1. Lohinai Z, Klickovits T, Moldvay J, et al. KRAS-mutation incidence and prognostic value are metastatic site-specific in lung adenocarcinoma: poor prognosis in patients with KRAS mutation and bone metastasis. Sci Rep. 2017;7:39721.

2. Milovanovic IS, Stjepanovic M, Mitrovic D. Distribution patterns of the metastases of the lung carcinoma in relation to histological type of the primary tumor: an autopsy study. Ann Thorac Med. 2017;12(3):191-198.

3. Wang X, Wang Z, Pan J, et al. Patterns of extrathoracic metastases in different histological types of cancer. Front Oncol. 2020;10:715.

4. Cui W, Franchini F, Alexander M, et al. Real world outcomes in KRAS G12C mutation positive non-small cell lung cancer. Lung Cancer. 2020;146:310-317.

5. Offin M, Feldman D, Ni A, et al. Frequency and outcomes of brain metastases in patients with HER2-mutant lung cancers. Cancer. 2019;125(24):4380-4387.

6. Tomasini P, Serdjebi C, Khobta N, et al. EGFR and KRAS mutations predict the incidence and outcome of brain metastases in non-small cell lung cancer. Int J Mol Sci. 2016;17(12):2132.

7. Cagney DN, Martin AM, Catalano PJ. Incidence and prognosis of patients with brain metastases at diagnosis of systemic malignancy: a population-based study. Neuro Oncol. 2017;19(11):1511-1521.

8. Chi A, Komaki R. Treatment of brain metastasis from lung cancer. Cancers (Basel). 2010;2(4):2100-2137.

9. Mak KS, Gainor JF, Niemierko A, et al. Significance of targeted therapy and genetic alterations in EGFR, ALK, or KRAS on survival in patients with non-small cell lung cancer treated with radiotherapy for brain metastases. Neuro Oncol. 2015;17(2):296-302.

Mirati Contacts

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